Exhibit 99.1

MAX CAPITAL GROUP TO ACQUIRE IMAGINE’S LLOYD’S VEHICLE

HAMILTON, Bermuda, July 24, 2008—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) (“Max Capital” or the “Company”) today announced that it has entered into an agreement to acquire Imagine Group (UK) Limited (“Imagine Lloyd’s”), a Lloyd’s insurance operation, from Imagine Insurance Company Limited (“Imagine”). The agreement also includes the acquisition of Imagine Lloyd’s operations in Denmark and Japan.

Imagine Lloyd’s, through Lloyd’s Syndicates 1400, 2525 and 2526, underwrites a diverse portfolio of specialty risks including property catastrophe, financial institutions, personal accident, employers’ and public liability, and professional indemnity business. Based in London, the business Max Capital has agreed to acquire will complement Max Capital’s current operations in Bermuda, Ireland and the United States.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “This Lloyd’s operation is an ideal fit for Max. Through this acquisition, we will further diversify our business and achieve access to the important benefits of Lloyd’s market participation. We are impressed by Imagine Lloyd’s talented underwriting team, led by Underwriting Director Matthew Petzold, and that team’s commitment to controlled growth, which dovetails well with Max’s long-standing policy of disciplined underwriting and prudent investing.”

Iain Bremner, Managing Director at Imagine Lloyd’s, said: “We are pleased to be joining Max Capital and look forward to working with them to build for the future. I believe that what we have created at Imagine Lloyd’s will enhance Max Capital’s already well-regarded insurance and reinsurance operations and that being part of the Max Capital organization will bring us opportunities to develop our business further. Our managed syndicates, including their third-party capital providers, can be expected to benefit over time from the strength of the combined group.”

Total transaction consideration is expected to be approximately £11 million paid in cash derived from ongoing operations. In addition, Max Capital will replace letters of credit totaling approximately £90 million that an affiliate of Imagine has provided to fund Imagine Lloyd’s syndicate commitments.

The acquisition is conditioned on the receipt of various approvals including those from the Financial Services Authority and Lloyd’s. Following completion of the transaction, Imagine Lloyd’s is expected to be re-branded as “Max Lloyd’s Ltd.”

Merrill Lynch & Co. acted as financial advisor to Max Capital on this transaction.

Lloyd’s is licensed to underwrite business in 79 territories and can accept risks proposed from more than 200 countries and territories in accordance with local laws and regulation. Lloyd’s licenses offer broad access to major direct and reinsurance markets worldwide.

Supplementary information concerning the transaction is available on Max Capital’s website at www.maxcapgroup.com.

The Company will hold an investment community conference call on Friday, July 25, 2008, at 3:00 p.m. Eastern Time, to discuss the transaction with interested shareholders and other members of the financial community.

Chairman and Chief Executive Officer W. Marston (Marty) Becker and Executive Vice President and Chief Financial Officer Joe Roberts will represent the Company on the call, the details of which are as follows:

Date: July 25, 2008

Time: 3:00 p.m. Eastern Time

Toll-free number (US callers): 1-866-510-0676

International callers: 1-617-597-5361

Access Code (all participants): 18732819

Please dial in five to ten minutes prior to the start of the call. In addition, those who wish to do so may listen to the call via the Company’s website: www.maxcapgroup.com. If you are unable to participate in the “live” call, a replay will be available from approximately 5:00 p.m. Eastern Time on July 25, 2008, until August 25, 2008. To listen to the replay, US-based callers may dial 1-888-286-8010; international callers may use 1-617-801-6888; the access code for the replay is 94229303.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This news release includes statements about future economic performance, finances, expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by the Company with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roanne Kulakoff
Executive Vice President	Kekst and Company
jim.tees@maxcapservices.com	roanne-kulakoff@kekst.com
1-441-293-8800	1-212-521-4837